Exhibit 99.1

For Release at 1:05 p.m., PST on 11/10/15

Iteris Reports Record 2nd Quarter and Year to Date Revenues

-Continued Strength in Roadway Sensors

and Momentum in Precision Agriculture Sector-

SANTA ANA, Calif. — November 10, 2015 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing information solutions to the transportation and agriculture markets, reported financial results for its fiscal second quarter for year ending March 31, 2016.

Fiscal Q2 2016 Highlights

•                  Record high quarterly revenues of $20.6 million

•                  Roadway Sensors revenues up 13% YOY to $11.6 million

•                  Transportation Systems revenues up 11% YOY to $8.1 million

•                  Total backlog increased 13% YOY to $46.2 million

•                  First ClearAg subscription revenue; strengthening ClearAg sales pipeline; and initial field validation of ClearAg content accuracy

Management Commentary

“I am delighted by the significant progress Iteris made in the first half of our fiscal year,” said Kevin Daly, Director and former Interim CEO. “Our focus on people, process, and organization is driving an overall strengthening in our Transportation business units. Likewise, our investment in the Sales & Marketing infrastructure of our Agriculture business unit is beginning to yield tangible results. We are seeing a healthy increase in our pipeline growth, number of customer evaluations, and sales opportunity conversion rates. We also transitioned the company’s leadership team. Joe Bergera, our new CEO, and Andy Schmidt, our new CFO, bring a wealth of experience to Iteris. I believe that Joe, Andy, and the rest of our management team possess the capabilities to accelerate Iteris’ growth and profitability in both the Transportation and Agriculture markets.”

“I am confident that Iteris is positioned to benefit from transformational trends in the Transportation and Agriculture markets,” said Joe Bergera, President and CEO. “The company has made significant investments over the past several quarters, to develop and patent valuable intellectual property, particularly in the rapidly emerging area of Precision Agriculture. The company’s current IP is highly compelling and is receiving significant customer interest following the recent introduction of our ClearAg product. In response to the sizable market opportunity in front of Iteris, the company’s Board has made a number of strategic hires. I am excited to join a talented and committed management team.”

GAAP Fiscal Q2 2016 Financial Results

Total revenues in the second quarter of 2016 increased to $20.6 million compared to $18.6 million in the same quarter a year ago. This was primarily driven by a 13% increase in Roadway Sensors and an 11% increase in Transportation Systems sales, while Performance Analytics revenues were down 16%.

Gross margin in the second quarter decreased 100 basis points to 38.3% compared to 39.3% in the same quarter a year ago.  The decrease in gross margin was primarily as a result of the sales mix of products within the Roadway Sensors segment, as well as temporary purchase price variances, and increased sales of OEM products, which generally yield lower gross margins than Roadway Sensors core products.

Operating expenses in the second quarter increased to $8.5 million compared to $7.6 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses, including increased headcount, particularly in the Performance Analytics segment where we hired six additional employees to support the sales and marketing of our ClearAg solutions. The higher operating expense was also attributable to (1) increased research and development costs, including headcount costs for five additional employees, (2) increased external development activities in support of ClearAg, and (3) increased time and resources spent pursuing intellectual property and establishing patents.

Operating loss in the second quarter was $569,000 compared to an operating loss of $320,000 in the same quarter a year ago. Net loss in the second quarter was $395,000 or ($0.01) per share, compared to a net loss of $187,000 or ($0.01) per share in the year-ago quarter.

Total backlog at the end of the second quarter increased 13% to $46.2 million compared to $40.9 million in the year-ago quarter. Backlog was comprised of $35.8 million in Transportation Systems, $4.1 million in Performance Analytics, and $6.3 million in Roadway Sensors.

Non-GAAP Fiscal Q2 2016 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has included the following non-GAAP financial measures:  non-GAAP operating expenses, non-GAAP operating loss, non-GAAP loss and non-GAAP basic and diluted loss per share.  These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) financial consulting service fees; (c) severance and transition related costs paid to the Company’s former Chief Executive Officer; and (d) the estimated tax effect of the foregoing non-GAAP adjustments.  A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three and six months ended September 30, 2015 and 2014.

Non-GAAP operating expenses in the second quarter increased to $8.4 million compared to $6.4 million in the same quarter a year ago. The increase was primarily due to increases in selling,

general and administrative expenses, including increased headcount, particularly in Performance Analytics sales and marketing for the hiring of additional business development employees for the ClearAg solutions. The higher operating expense was also attributable to (1) increased research and development costs, including headcount costs for five additional employees, (2) increased external development activities in support of ClearAg, and (3) increased time and resources spent pursuing intellectual property and establishing patents.

Non-GAAP operating loss in the second quarter was ($506,000) compared to operating income of $930,000 in the same quarter a year ago. Non-GAAP net loss in the second quarter was $356,000 or ($0.01) per share, compared to net income of $588,000 or $0.02 per share in the same quarter a year ago.

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal second quarter 2016 results.

Iteris’ CEO Joe Bergera and CFO Andy Schmidt will host the call, followed by a question and answer period.  Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.  If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Tuesday, November 10, 2015

Time:  4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Toll-free dial-in number: 1-888-510-1785

International dial-in number: 1-719-325-2458

Conference ID: 133074

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern Time today through November 24, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 133074

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing information solutions to the transportation and agriculture markets. We are focused on providing this information to practitioners in these markets to improve their effectiveness and efficiency. By combining our expertise, unique IP and information infrastructure in a suite of products and services, Iteris offers a broad range of solutions to both domestic and international customers. The firm is headquartered in Santa Ana, California, with offices throughout the U.S. and in select locations internationally. For more information, please visit www.iteris.com or call 1-888-329-4483. Also visit us on Facebook, Twitter, LinkedIn, and YouTube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the new management team, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the recently extended Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	March 31,
	2015	2015

ASSETS:

Cash	$19,137	$21,961
Trade accounts receivable, net	12,926	11,206
Costs and estimated earnings in excess of billings on uncompleted contracts	3,929	4,266
Inventories	3,158	3,062
Prepaid expenses and other current assets	1,665	1,338
Current portion of deferred income taxes	2,680	2,680
Total current assets	43,495	44,513

Property and equipment, net	2,105	1,990
Long-term portion of deferred income taxes	5,874	5,610
Goodwill	17,318	17,318
Intangible and other assets, net	923	1,201
Total assets	$69,715	$70,632

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Accounts payable and other current liabilities	$12,234	$12,106
Billings in excess of costs and estimated earnings on uncompleted contracts	1,890	1,549
Total current liabilities	14,124	13,655
Long-term liabilities	977	1,009
Total liabilities	15,101	14,664
Stockholders’ equity	54,614	55,968
Total liabilities and stockholders’ equity	$69,715	$70,632

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Total revenues	$20,573	$18,550	$38,938	$36,666

Cost of revenues	12,690	11,251	23,417	22,560

Gross profit	7,883	7,299	15,521	14,106

Operating expenses:

Selling, general and administrative	6,286	6,208	12,776	11,908

Research and development	2,074	1,287	3,575	2,366

Amortization of intangible assets	92	120	184	239

Change in fair value of contingent acquisition consideration	—	4	—	8

Total operating expenses	8,452	7,619	16,535	14,521

Operating loss	(569)	(320)	(1,014)	(415)

Non-operating income (expense):

Other income (expense), net	4	—	4	(3)

Interest income (expense), net	4	(5)	7	(4)

(Loss) from continuing operations before income taxes	(561)	(325)	(1,003)	(422)

Benefit for income taxes	112	92	310	121

Loss from continuing operations	(449)	(233)	(693)	(301)

Gain on sale of discontinued operation, net of tax	54	46	106	95

Net loss	$(395)	$(187)	$(587)	$(206)

Loss per share from continuing operations — basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Gain per share from sale of discontinued operation — basic and diluted	$0.00	$0.00	$0.00	$0.00

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.01)

Shares used in basic per share calculations	31,935	32,585	32,069	32,621

Shares used in diluted per share calculations	31,935	32,585	32,069	32,621

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended September 30, 2015
Total revenues	$11,559	$8,110	$904	$20,573

Segment operating income (loss)	$2,288	$1,159	$(2,357)	$1,090
Corporate and other income (expense), net				(1,567)
Amortization of intangible assets				(92)
Change in fair value of contingent acquisition consideration				—
Operating loss				$(569)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended September 30, 2014
Total revenues	$10,196	$7,284	$1,070	$18,550

Segment operating income (loss)	$2,123	$965	$(1,195)	$1,893
Corporate and other income (expense), net				(2,089)
Amortization of intangible assets				(120)
Change in fair value of contingent acquisition consideration				(4)
Operating loss				$(320)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Six Months Ended September 30, 2015
Total revenues	$21,464	$15,488	$1,986	$38,938

Segment operating income (loss)	$4,890	$2,085	$(4,023)	$2,952
Corporate and other income (expense), net				(3,782)
Amortization of intangible assets				(184)
Change in fair value of contingent acquisition consideration				—
Operating loss				$(1,014)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Six Months Ended September 30, 2014
Total revenues	$19,216	$14,949	$2,501	$36,666

Segment operating income (loss)	$3,920	$1,819	$(1,889)	$3,850
Corporate and other income (expense), net				(4,018)
Amortization of intangible assets				(239)
Change in fair value of contingent acquisition consideration				(8)
Operating loss				$(415)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release:  non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations.  These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) financial consulting services; (c) severance and transition related costs paid to the Company’s former Chief Executive Officer; and (d) the estimated income tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry.  The Company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Audit fee overruns were calculated as the amount of audit fees that exceeded the expected fees per the Company’s audit engagement letters.  For the audit of Fiscal 2015, approximately $150,000 of fee overruns were recorded into the first fiscal quarter of 2016 and no audit fees were incurred in second fiscal quarter of 2016.  For the audit of Fiscal 2014, approximately $345,000 and $596,000 of fee overruns were recorded into the first and second fiscal quarters of 2015, respectively.

b)             Management engaged financial consulting service firms to assist with the completion of its Fiscal 2015 and Fiscal 2014 audits.  The fees incurred for assistance with the Fiscal 2015 audit were incurred during the first quarter of Fiscal 2016. The fees incurred for assistance with the Fiscal 2014 audit were incurred during the first and second fiscal quarters of 2015.

c)              On February 25, 2015, the Company’s Chief Executive Officer resigned and, as a result, the Company incurred approximately $86,000 and $63,000 in severance and transition related expenses in the first and second fiscal quarters of 2016, respectively.

d)             The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments was calculated by applying an estimated tax rate of 38% to each specific non-GAAP item.

Iteris, Inc.

Schedule Reconciling GAAP Net (Loss) to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,
	2015	2014

GAAP net loss	$(395)	$(187)

GAAP loss per share from continuing operations - basic and diluted	$(0.01)	$(0.01)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Audit Fee overrun (a)	$—	$(596)
Financial consulting services (b)	—	(654)
Executive management severance costs (c)	(63)	—
Total excluded from operating expenses	$(63)	$(1,250)

Total excluded operating loss	$(63)	$(1,250)

Income tax effect on non-GAAP adjustments (d)	24	475
Total excluded from operating expenses after taxes	$(39)	$(775)

Non-GAAP net (loss) income	$(356)	$588

Non-GAAP (loss) income per share from continuing operations - basic and diluted	$(0.01)	$0.02

(a) - (d)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Net (Loss) to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Six Months Ended September 30,
	2015	2014

GAAP net loss	$(587)	$(206)

GAAP loss per share from continuing operations - basic and diluted	$(0.02)	$(0.01)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Audit Fee overrun (a)	$(150)	$(941)
Financial consulting services (b)	(161)	(685)
Executive management severance costs (c)	(149)	—
Total excluded from operating expenses	$(460)	$(1,626)

Total excluded operating loss	$(460)	$(1,626)

Income tax effect on non-GAAP adjustments (d)	175	618
Total excluded from operating expenses after taxes	$(285)	$(1,008)

Non-GAAP net (loss) income	$(302)	$802

Non-GAAP (loss) income per share from continuing operations - basic and diluted	$(0.01)	$0.02

(a) - (d)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	September 30,	September 30,
	2015	2014
GAAP operating expenses	$8,452	$7,619
Audit Fee overrun (a)	—	(596)
Financial consulting services (b)	—	(654)
Executive management severance costs (c)	(63)	—
Non-GAAP operating expenses	$8,389	$6,369

GAAP operating loss	$(569)	$(320)
Audit Fee overrun (a)	—	(596)
Financial consulting services (b)	—	(654)
Executive management severance costs (c)	(63)	—
Non-GAAP operating (loss) income	$(506)	$930

	For the Six Months Ended
	September 30,	September 30,
	2015	2014
GAAP operating expenses	$16,535	$14,521
Audit Fee overrun (a)	(150)	(941)
Financial consulting services (b)	(161)	(685)
Executive management severance costs (c)	(149)	—
Non-GAAP operating expenses	$16,075	$12,895

GAAP operating loss	$(1,014)	$(415)
Audit Fee overrun (a)	(150)	(941)
Financial consulting services (c)	(161)	(685)
Executive management severance costs (d)	(149)	—
Non-GAAP operating (loss) income	$(554)	$1,211